Morgan Grenfell Investment Trust

               Form of Amended Plan in Accordance with Rule 18f-3

           This plan is applicable to each series of Morgan Grenfell Investment Trust (the "Trust"). Unless otherwise determined by the Trust's Board of Trustees, each future series of the Trust will issue multiple classes of shares in accordance with this plan. Each series of the Trust, including any series established in the future, is referred to herein as a "Fund."

           Except as set forth below, each class of shares of each Fund will have the same relative rights and privileges, including the right to have distributions calculated in the same manner and at the same time as all other classes, and be subject to the same fees and expenses. In addition, extraordinary expenses attributable to one or more classes shall be borne by such classes. Further, expenses attributable to two or more classes shall be allocated to such classes at the same time. The Trust's Board of Trustees may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Unless a class of shares is otherwise designated, it shall have the terms set forth below for Institutional Shares. Except as set forth in a prospectus of the Trust, shares may be exchanged only for shares of the same class of another Fund.

Institutional Shares

           Institutional Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant prospectuses of the Trust. A wire transfer fee may be imposed in connection with the payment of redemption proceeds from Institutional Shares that is not imposed in connection with other classes of shares. Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectuses with respect to Institutional Shares.

Service Shares

           Service Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Service Shares are sold only to or through certain service organizations that have entered into agreements with the Funds. Pursuant to such agreements, Service Shares are subject to a fee for shareholder services provided by such organizations. Service Shares beneficially owned by customers of a service organization will convert automatically to Institutional Shares in the event that such service organization's agreement with the Trust expires or is terminated. The terms of any such conversion shall be as set forth from time to time in the Trust's prospectuses with respect to Service Shares. Service Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectuses with respect to Service Shares.

Class A Shares

          Class A Shares are sold at net asset value with a front-end sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Investors that purchase Class A Shares having at least a specified aggregate value as set forth in the relevant Trust prospectuses may be permitted to purchase Class A shares at net asset value with no initial sales charge; but if these

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shares are redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses, a contingent deferred sales charge may be imposed. Class A Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectuses with respect to Class A Shares.

Class B Shares

          Class B Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class B Shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses will be subject to a contingent deferred sales charge. Class B Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class B Shares held by an investor will convert automatically to Class A Shares after the investor has held such Class B Shares for a period of time, which period shall be specified in the Trust's prospectuses with respect to Class B Shares. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectuses with respect to Class B Shares.

Class C Shares

          Class C Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class C Shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses will be subject to a contingent deferred sales charge. Class C Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Trust's prospectuses with respect to Class C Shares.

Shareholder Meeting Expenses

          In addition to the expenses identified above, class expenses shall include printing, postage and other expenses related to preparing and distributing materials such as proxy statements to current shareholders of a specific class and holding meetings of the shareholders of such class.


Date Most Recently Amended:  February 20, 1997